Exhibit 3.41

CERTIFICATE OF AMENDMENT
OF
PANAMSAT INTERNATIONAL SYSTEMS, LLC

1.               The name of the limited liability company is PanAmSat International Systems, LLC

2.               The Certificate of Formation of the Iimited liability company is hereby amended as follows:

Second:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PanAmSat International Systems, LLC this 28th day of March, 2003.

/s/ E. Jean Kim
E. Jean Kim, Authorized Person